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                                              EFFECTIVE DATE:  FEBRUARY 14, 2001

                                  EXHIBIT 99.7


         Cisco Systems, Inc. form of Stock Option Assumption Agreement-
                              Partial Acceleration




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                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear [Target Optionee]:

As you know, on February 14, 2001 (the "Closing Date") Cisco Systems, Inc. ("Cisco") acquired Active Voice Corporation ("Active Voice") (the "Acquisition"). In the Acquisition, each share of Active Voice common stock was exchanged for 0.57960 of a share of Cisco common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of Active Voice common stock granted to you under the Active Voice Corporation 1988 Non-qualified Stock Option Plan, 1993 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan, or 2000 Stock Option Plan, and any amendments thereto (the "Plans") and documented with a Stock Option Agreement(s) and any amendments or waivers thereto (the "Option Agreement") issued to you under the Plans (the "Active Voice Options"). In accordance with the Acquisition, on the Closing Date Cisco assumed all obligations of Active Voice under the Active Voice Options. This Agreement evidences the assumption of the Active Voice Options required by the Acquisition.

Your Active Voice Option immediately before and after the Acquisition is as follows:

------------------------------------------------------------ ---------------------------------------------------------
                 ACTIVE VOICE STOCK OPTION                                     CISCO ASSUMED OPTION
------------------------------------------------------------ ---------------------------------------------------------
   # Shares of Active Voice        Active Voice Exercise        # of Shares of Cisco       Cisco Exercise Price Per
         Common Stock                 Price Per Share               Common Stock                     Share
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Active Voice Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plans and the Option Agreement (i) to the "Company" or the "Corporation" means Cisco, (ii) to "Stock," "Common Stock" or "Shares" means shares of Cisco stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Cisco and
(iv) to the "Committee" means the Compensation Committee of the Cisco Board of Directors. All references in the Option Agreement and the Plans relating to your status as an employee of Active Voice will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. To the extent the Option Agreement allowed you to deliver shares of Active Voice common stock as payment for the exercise price, shares of Cisco common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Active Voice Stock prior to the Acquisition will be taken into account.

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                                               EFFECTIVE DATE: FEBRUARY 14, 2001

In accordance with the terms of the Option Agreement, 50% of the unvested shares subject to your Active Voice Option at the time of the Acquisition became fully vested and exercisable upon the close of the Acquisition. The grant date, vesting commencement date, vesting schedule for the remaining unvested shares, and the expiration date of your assumed Active Voice Option remains the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed Active Voice Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco Stock. Upon your termination of employment with Cisco you will have the limited time period specified in your Option Agreement to exercise your assumed Active Voice Option to the extent vested and outstanding at the time, generally a 30 day period, after which time your Active Voice Option will expire and NOT be exercisable for Cisco Stock.

To exercise your assumed Active Voice Option, you must deliver to Cisco (i) a written notice of exercise for the number of shares of Cisco Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Cisco at the following address:

                           Cisco Systems, Inc.
                           170 West Tasman Drive
                           SJ-11-3
                           San Jose, CA 95134
                           Attention: Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Cisco's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan, and such terms may be different from the terms of your assumed Active Voice Option, including, but not limited to, the time period in which you have to exercise vested option shares after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Cisco's Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed Active Voice Option, please contact Kathy Zwern at 408-526-8045.

                                       CISCO SYSTEMS, INC.


                                       By
                                          --------------------------------------
                                          Larry R. Carter
                                          Corporate Secretary


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                                               EFFECTIVE DATE: FEBRUARY 14, 2001


                                ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to his or her Active Voice Option hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED:                     , 2001
       --------------------             ----------------------------------------
                                        (EMPLOYEE), OPTIONEE




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